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                                                                    Exhibit 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Jeffrey A. Brodsky                              Debra Berliner
President and CEO of NTL Europe, Inc.           G.S. Schwartz & Co.
914-921-1800                                    212-725-4500


                  NTL EUROPE ANNOUNCES STOCKHOLDER APPROVAL OF
            REVERSE STOCK SPLIT AS PART OF GOING PRIVATE TRANSACTION

               STOCKHOLDERS ALSO APPROVE NAME CHANGE TO PTV, INC.



RYE, NY, JANUARY 27, 2004 - NTL Europe, Inc. (NTEU.PK) announced today that, at the special meeting of the stockholders of NTL Europe held today, its stockholders had approved a one-for-fifty thousand (1-for-50,000) reverse stock split of its common stock. In connection with the reverse stock split, holders of common stock will receive $.01 per share, on a pre-split basis, for each fractional share of common stock owned as of January 27, 2004. As a result of the reverse stock split, which was undertaken in order to effect a going-private transaction of the company, the number of record holders of both its common stock and preferred stock will fall below 300. As a result, immediately following the consummation of the reverse split, the company filed two Form 15s with the SEC in order to deregister each of the company's common stock and preferred stock and thereby cease being a public reporting company.

In addition, the company announced that its common stockholders had approved a proposal to change the name of the company from "NTL Europe, Inc." to "PTV, Inc."

For further information, please visit the company's web site at www.ntleurope.com.

This press release contains forward-looking statements. The statements regarding NTL Europe, Inc. contained in this report that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to NTL Europe that could cause such material differences
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are identified and discussed from time to time in NTL Europe's filings with the
Securities and Exchange Commission.

NTL Europe undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure NTL Europe makes on related subjects in future reports to the SEC.

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